Exhibit 15.1

Awareness Letter of KPMG LLP

May 14, 2003

Comstock Resources, Inc.
5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034

Re:Registration Statement No. 33-20981
     Registration Statement No. 33-88962
     Registration Statement No. 333-45860
     Registration Statement No. 333-81483

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated March 7, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

(signed) KPMG LLP
Dallas, Texas